Exhibit 99.1

Press Release

Southwest Iowa Renewable Energy, LLC Announces Results of Fiscal Year 2010

COUNCIL BLUFFS, IOWA — November 24, 2010 — On November 24, 2010, Southwest Iowa Renewable Energy, LLC ("SIRE") announced its financial results for the 2010 fiscal year ending September 30, 2010.  SIRE reported a net loss of $8,951,326, or $681.28 per unit, compared to a net loss of $12,674,976 or $964.68 per unit, during the same period in 2009.  Revenues totaled $207,833,200 for SIRE's 2010 fiscal year compared to $99,986,005 for the same period in 2009.  For the year ended September 30, 2010, 84% of revenues were earned from the sale of denatured ethanol with the remaining 16% of revenues earned from the sale of wet and dry distiller's grains with solubles and corn syrup.  In the prior year ending September 30, 2009, 83% of revenues were earned from the sale of denatured ethanol and 17% from the sale of dry distiller's grains.

Cash and cash equivalents decreased from $7,455,084 on September 30, 2009 to $3,432,544 on September 30, 2010.  Inventory increased from $4,913,675 on September 30, 2009 to $8,013,153 as of September 30, 2010.  The increase of inventory and receivables and refinancing of a short-term loan, as well the build up of other current assets, resulted in a current financial ratio improvement from 0.97 to 1.41 for the year ending on September 30, 2010.
Brian T. Cahill, SIRE’s General Manager and CEO stated: “Ethanol margins expanded during the fourth quarter of our fiscal year 2010 allowing us to generate a positive gross margin as compared to fiscal year 2009.   Our cash position continues to be affected by the market conditions of the fourth quarter of the 2010 fiscal year.   We continue to work on increasing ethanol production levels and efficiencies here at SIRE.”

About Southwest Iowa Renewable Energy, LLC:

SIRE is an Iowa limited liability company, located in Council Bluffs, Iowa, formed in March, 2005 to construct and operate a 110 million gallon name plate capacity ethanol plant.  SIRE began producing ethanol in February, 2009, and sells its ethanol, modified wet distillers grains with solubles and corn syrup in the continental United States.  SIRE also sells its dried distillers grains with solubles in the continental United States, Mexico, and the Pacific Rim.

Contact:                                Karen Kroymann, Controller
Southwest Iowa Renewable Energy, LLC
712.366.0392

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the “1995 Act”).  Such statements are made in good faith by SIRE  and are identified as including terms such as “may,” “will,” “should,” “expects,” “anticipates,” “estimates,” “plans,” or similar language.  In connection with these safe-harbor provisions, SIRE  has identified in its Annual Repor on Form 10-K to Shareholders for the fiscal year ended September 30, 2010, important factors that could cause actual results to differ materially from those contained in any forward-looking statement made by or on behalf of SIRE, including, without limitation, the risk and nature of SIRE’s business, and  the effects of general economic conditions on SIRE.  The forward-looking statements contained in this Press Release are excluded from the safe harbor protection provided by Section 27A of the Securities Act of 1933, as amended (the “1933 Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  SIRE further cautions that such factors are not exhaustive or exclusive.  SIRE does not undertake to update any forward-looking statement which may be made from time to time by or on behalf of SIRE.

The following are condensed statements of operations for SIRE:

Statements of Operations

	Year Ended September 30, 2010	Year Ended September 30, 2009

Revenues	$207,833,200	$99,986,005
Cost of Goods Sold
Cost of goods sold – non hedging	205,108,935	107,137,906
Realized & unrealized hedging (gains)	(2,036,833)	(4,966,567)
Cost of Goods Sold	203,072,102	102,171,339

Gross Margin	4,761,098	(2,185,334)

General and adminsistrative expenses	4,540,205	5,505,160
Operating income (loss)	220,893	(7,690,494)

Other income and (expense):
Pre-production realized and unrealized losses on derivative instruments	-	(656,973)
Grant	-	49,252
Interest income	46,473	107,553
Other income	130,032	633,560
Interest expense	(9,348,760)	(5,117,874)
	(9,172,255)	(4,984,482)

Net (loss)	$(8,951,362)	$(12,674,976)

Weighted average units outstanding	13,139	13,139

Net (loss) per unit – basic and diluted	$(681.28)	$(964.68)

The following table shows SIRE’s results of operations stated as a percentage of revenue:

	Year Ended September 30, 2010 (unaudited)			Year Ended September 30, 2009 (1) (unaudited)
	Amounts	% of Revenues	Gallons Average Price(2)	Amounts	% of Revenues	Gallons Average Price(2)
Income Statement Data
Revenues	$207,833,200	100%	$1.87	$99,986,005	100%	$1.82
Cost of Goods Sold	203,072,102	98%	1.83	102,171,339	102%	1.86
Gross Margin	4,761,098	2%	0.04	(2,185,334)	(2%)	(0.04)
Selling, General and Administrative Expenses	4,540,205	2%	0.04	5,505,160	5%	0.10
Other (Expense)	(9,172,255)	(4%)	(0.08)	(4,984,482)	(5%)	(0.09)
Net Loss	$(8,951,362)	(4%)	$(0.08)	$(12,674,976)	(12%)	$(0.23)

(1) (2)
Because we did not begin operations of the Facility until mid-February and we were operating at a reduced capacity of approximately 84% during this period, the losses that we incurred are not indicative of any losses or profits that we might achieve when the plant is running at full capacity

Includes ethanol and distillers grains converted to gallons.

Below are condensed balance sheets for SIRE:

Balance Sheets September 30, 2010 and 2009

	2010	2009
ASSETS

CURRENT ASSETS Cash and cash equivalents	$3,432,544	$7,455,084
Accounts receivable	-	1,831,722
Accounts receivable, related party	23,392,670	12,396,172
Due from broker	2,260,015	2,108,267
Inventory	8,013,153	4,913,675
Derivative financial instruments, related party in 2010	688,039	263,688
Prepaid expenses and other	533,513	439,431
Total current assets	38,319,934	29,408,039

PROPERTY AND EQUIPMENT
Land	2,064,090	2,064,090
Plant, building, and equipment	199,771,260	197,435,327
Office and other equipment	720,529	680,145
	202,555,879	200,179,562
Accumulated depreciation	(28,757,303)	(9,600,217)
	173,798,576	190,579,345

OTHER ASSETS
Other	1,142,388	-
Financing costs, net of amortization of $1,949,651 and $1,467,677, respectively	1,930,482	2,382,317
Total other assets	3,072,870	2,382,317

TOTAL ASSETS	$215,191,380	$222,369,701

LIABILITIES AND MEMBERS’ EQUITY

CURRENT LIABILITIES Accounts payable Accounts payable, related parties Retainage payable, related party	$978,388 2,542,055 -	$1,351,156 4,297,990 697,770
Derivative financial instruments	75,125	-
Accrued expenses	2,624,916	5,727,245
Accrued expenses, related parties	2,913,206	-
Current maturities of notes payable	18,058,574	18,215,803
Total current liabilities	27,192,264	30,289,964

NOTES PAYABLE, less current maturities	135,868,087	130,897,350
Other	700,006	800,002
	136,568,093	131,697,352
COMMITMENTS

MEMBERS’ EQUITY
Members’ capital, 13,139 units issued & outstanding	76,474,111	76,474,111
Earnings (deficit)	(25,043,088)	(16,091,726)
	51,431,023	60,382,385

	$215,191,380	$222,369,701